Exhibit 3.27

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

STRIPES HOLDINGS LLC

dated as of October 24, 2006

i

TABLE OF CONTENTS

(continued)

ii

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

STRIPES HOLDINGS LLC

This Second Amended and Restated Limited Liability Company Agreement of Stripes Holdings LLC, a Delaware limited liability company (the “Company”), is entered into as of this 24th day of October, 2006 (this “Agreement”), by Susser Holdings Corporation, a Delaware corporation (“HoldCo” or “Sole Member”), and each other Person who at any time becomes a member of the Company (a “Member”) in accordance with the terms of this Agreement and the Act.

W I T N E S S E T H:

WHEREAS, the Certificate of Formation of the Company was filed with the Secretary of State of Delaware on October 19, 2005, in accordance with the Delaware Limited Liability Company Act;

WHEREAS, the Limited Liability Company Agreement of the Company was adopted on October 19, 2005;

WHEREAS, the Amended and Restated Limited Liability Company Agreement of the Company was adopted on December 21, 2005;

WHEREAS, on October 24, 2006 Susser Holdings Merger LLC, a Delaware limited liability company, merged with and into the Company, with the Company as the surviving entity (the “Merger”); and

WHEREAS, as a result of the Merger, the membership units in the Company previously held by Stripes Investment Corp, a Delaware corporation, Wellspring Capital Partners III, L.P., a Delaware limited partnership, Sam L. Susser, and the other parties to the Amended and Restated Limited Liability Company Agreement dated December 21, 2005 (such parties being collectively referred to herein as the “Former Members”) were converted into common stock of HoldCo, resulting in the withdrawal of the Former Members as members of the Company; and

WHEREAS, as a result of the Merger, HoldCo become the sole member of the Company.

NOW, THEREFORE, in consideration of the premises hereof, and of the mutual covenants and agreements contained herein, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Sole Member hereby amends and restates the Company’s limited liability company agreement and, intending to be legally bound hereby, agrees as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Defined Terms. The following terms have the meanings hereinafter indicated whenever used in this Agreement with initial capital letters:

“Act” means the Delaware Limited Liability Company Act, at Del. Code Ann., Title 6, Section 18-101, et seq., as amended.

“Additional Member” means any Person that has been admitted to the Company as a Member pursuant to Section 6.4(a) by virtue of having received its Interests from the Company and not from any other Member or Assignee.

“Affiliate” means, with respect to a Person, (i) another Person that directly or indirectly controls, is controlled by or is under common control with such first Person or (ii) a Family Member of such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote a majority of the securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in the Preamble hereto.

“Assignee” means any transferee to which a Member or another Assignee has transferred its interest in the Company in accordance with the terms of this Agreement, but who is not a Member.

“Certificate” means the Certificate of Formation of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statutory provisions.

“Company” means Stripes Holdings LLC, a Delaware limited liability company.

“Family Member” means, with respect to a Person who is an individual, any parent, spouse, child, spouse of a child, brother, sister, uncle, aunt, nephew, niece or cousin of such Person, any trust created for the benefit of any such Family Member or otherwise created for estate planning purposes of such Person, and each custodian of any property of any such Family Member.

“Former Members” shall have the meaning specified in the Preamble.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Indemnified Party” shall have the meaning specified in Section 4.4(a).

“Interests” means the membership interests owned by a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all terms and provisions of the Agreement.

“Member” shall have the meaning specified in the Preamble.

“Person” means any individual, partnership, limited liability company, corporation, trust or other entity.

“Sole Member” shall have the meaning specified in the Preamble.

“Substitute Member” means any Person that has been admitted to the Company as a Member pursuant to Section 6.4(a) by virtue of such Person receiving all or a portion of an Interest from a Member or its Assignee and not from the Company.

“Transfer” means any, direct or indirect, sale, assignment, gift, hypothecation, pledge or other disposition, whether voluntary or by operation of law (including through the state law conversion of the legal status of a Member), of a Unit or any portion thereof. The term “Transferred” shall have a correlative meaning.

Section 1.2 Interpretative Matters. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) the singular shall include the plural and the plural shall include the singular wherever appropriate;

(c) words importing any gender shall include other genders;

(d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) references to “Sections”, “Articles”, “Exhibits” and “Appendices” shall be to Sections, Articles, Exhibits and Appendices of or to this Agreement;

(g) references to any Person include the successors and permitted successors and assigns of such Person;

(h) the use of the words “or,” “either” and “any” shall not be exclusive;

(i) references to any agreement or contract, unless otherwise stated, are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

(j) the parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

ARTICLE II.

ORGANIZATIONAL MATTERS

Section 2.1 Formation. The Company has been formed and exists for the purposes described herein and shall be governed by and operated in accordance with the Act. The Sole Member shall execute and shall make, or cause to be made, all filings required by the Act or other applicable law with respect to the formation and operation of the Company.

Section 2.2 Name. The name of the Company is Stripes Holdings LLC.

Section 2.3 Principal Place of Business. The principal place of business of the Company shall be located at 1015 N. Market Street, Suite 1300, Wilmington, Delaware 19801. The Sole Member may change the principal place of business of the Company at any time and from time to time.

Section 2.4 Registered Office and Agent. The registered office of the Company shall be located at 1105 N. Market Street, Suite 1300, Wilmington, Delaware 19801, and the registered agent for the Company at such office shall be Wilmington Trust SP Services, Inc. The Sole Member may change the registered office of the Company or the registered agent for the Company at any time, and from time to time.

Section 2.5 Term. The term of the Company shall commence upon the filing of the Certificate and shall continue until dissolved in accordance with Article VI or the Act.

Section 2.6 Tax Election. The Company shall not elect to be classified, and shall not be classified, as an association taxable as a corporation for federal income tax purposes pursuant to Regulations Section 301.7701-3 (or pursuant to any similar or analogous provisions of state, local or foreign law) as of the date of its formation.

Section 2.7 Authorized Membership Units. The Company has authorized the issuance of 1,000 membership units, of which 1,000 are issued and outstanding. All of the outstanding units of the Company are issued to HoldCo. The Sole Member, from time to time, may authorize the issuance of additional membership units or the creation of additional classes or series of membership units having such powers, designations and preferences and rights as may be determined by the Sole Member, and amendments to this Agreement as contemplated by Section 9.3 may be made as are necessary or appropriate to give effect to the foregoing.

ARTICLE III.

BUSINESS OF THE COMPANY

Section 3.1 General Purpose. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

Section 3.2 Powers of the LLC. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company.

ARTICLE IV.

MANAGEMENT OF COMPANY

Section 4.1 Management. The management of the business and affairs of the Company shall be vested in the Sole Member, which shall have the power to do any and all acts necessary or convenient for the furtherance of the purpose of the Company described in this agreement, including the appointment of managers and officers and all powers, statutory or otherwise, posses by members of a limited liability under the Act.

Section 4.2 Action Without a Meeting. An action that may be taken at the Member meeting may be taking without a meeting if a consent in writing setting forth the action to be taken is signed by the Sole Member.

Section 4.3 Procedures. The Sole Member shall be entitled to cast its vote: (a) at a meeting, either in person or by a signed writing directing the manner in which the vote is to be cast, which writing must be received by the Secretary or the Assistant Secretary of the Company at or prior to the commencement of the meeting; or (b) without a meeting, by a signed writing directing the manner in which the vote is to be cast, which writing must be received by the Secretary or an Assistant Secretary of the Company. Other procedures of any meeting shall be as determined by the Sole Member.

Section 4.4 Limitation of Liability. Neither the Sole Member nor any Affiliate, agent, officer, partner, employee, member, representative, director or shareholder of any of the foregoing shall be liable, responsible or accountable in damages or otherwise to the Company or the Sole Member for (i) any act performed in good faith within the scope of the authority conferred by this Agreement, (ii) any failure or refusal to perform any acts except those required by the terms of this Agreement or (iii) any performance or omission to perform any acts in reliance in good faith on the advice of independent accountants or legal counsel for the Company.

(a) Indemnification. In any threatened, pending or completed action, suit or proceeding to which the Sole Member or any Affiliate, agent, officer, partner, employee, member, representative, director or shareholder of any of the foregoing (each an

“Indemnified Party”), was or is a party or is threatened to be made a party by reason of the fact that such Person is or was acting on behalf of the Company (other than an action by or in the right of the Company), the Company shall indemnify such Indemnified Party against expenses, including attorneys’ fees, judgments and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action, suit or proceeding to the maximum extent permitted by applicable law, provided that such Person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and that the conduct giving rise to the liability for which indemnification is sought does not constitute fraud, gross negligence or gross misconduct.

(b) Insurance. The Company may purchase and maintain insurance on behalf of one or more Indemnified Parties and other Persons against any liability which may be asserted against, or expense which may be incurred by, any such Person in connection with the Company’s activities.

Section 4.5 Officers.

(a) The officers of the Company shall be a President, one or more Vice Presidents, a Treasurer and a Secretary (with descriptive titles as the Sole member shall determine). Each officer of the Company shall be appointed by the Sole Member to serve until his or her respective successor is appointed and qualified. The same person may hold any two or more offices. The Sole Member may from time to time elect such other officers and appoint such other agents as the business of the Company may require each of whom shall hold office for such period, have such authority, and perform such duties as are provided in this Agreement, or as the Sole Member may from time to time determine. The Sole Member may delegate to any officer or committee the power to elect subordinate officers and to retain or appoint employees or other agents.

The officers of the Company shall be:

Sam L. Susser	President and Chief Executive Officer
E.V. Bonner, Jr.	Executive Vice President, Secretary and General Counsel
Roger Smith	Executive Vice President - Retail
Rocky Dewbre	Executive Vice President – Wholesale
Mary Sullivan	Executive Vice President, Treasurer and Chief Financial Officer

(b) Each of the officers of the Company shall perform all duties incident to the office of such officer and such other duties as may be prescribed by the Sole Member from time to time.

(c) Any officer designated by the Sole Member may be removed, either for or without cause, at any time by the Sole Member. Any other employee of the Company may be removed or dismissed, either for or without cause, at any time by any officer of the Company.

(d) Any officer or agent may resign at any time by giving written notice to the Sole Member. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(e) A vacancy in any office because of death, resignation, removal, disqualification, or any other cause, shall be filled by any such person as may be appointed by the Sole Member.

(f) Duties of Officers Generally. The officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

(g) Chief Executive Officer. The chief executive officer of the Company (i) shall be in general and active charge of the entire business and affairs of the Company, and shall be its chief policy making officer and (ii) shall have the power and authority to cause the Company to enter into and perform contracts and agreements in the ordinary course of business without action by the Sole Member.

(h) President. If at any time a president is appointed, such president shall, subject to the power of the Sole Member and chief executive officer, have general and active management of the business of the Company; and shall see that all orders and resolutions of the Sole Member are carried into effect. The president shall have such other powers and perform such other duties as may be prescribed by the chief executive officer or the Sole Member.

(i) Chief Financial Officer. The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses and capital. The chief financial officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Sole Member. The chief financial officer shall have such other powers and perform such other duties as may from time to time be prescribed by the chief executive officer or the Sole Member.

(j) Vice President(s). The vice president(s) shall perform such duties and have such other powers as the chief executive officer or the Sole Member may from time to time prescribe.

(k) Secretary.

(i) The secretary shall attend any meetings of Members, and shall record all the proceedings of the meetings in a book to be kept for that purpose.

(ii) The secretary shall keep all documents described herein and such other documents as may be required under the Act. The secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this

Agreement or from time to time by the chief executive officer or the Sole Member. The secretary shall have the general duties, powers and responsibilities of a secretary of a corporation.

(iii) If the Sole Member chooses to appoint an assistant secretary or assistant secretaries, the assistant secretaries, in the order of their seniority, in the absence, disability or inability to act of the secretary, shall perform the duties and exercise the powers of the secretary, and shall perform such other duties as the chief executive officer or the Sole Member may from time to time prescribe.

ARTICLE V.

DISTRIBUTIONS

Section 5.1 Distribution of Proceeds. Distributions shall be made to the Sole Member at the times and in the aggregate amounts as determined by the Sole Member.

ARTICLE VI.

WITHDRAWAL; DISSOLUTION; ADMISSION OF NEW MEMBERS

Section 6.1 Member Withdrawal. The Sole Member shall not have the power or right to withdraw or otherwise resign or be expelled from the Company prior to the dissolution and winding up of the Company except pursuant to a Transfer permitted under this Agreement of all of the Sole Member’s interest to an Assignee or the Company. Notwithstanding anything to the contrary contained in the Act, in no event shall the Sole Member be deemed to have withdrawn from the Company or cease to be a Member upon the occurrence of any of the events specified in this Agreement, or any events similar thereto, unless the Sole Member, after the occurrence of any such event, indicates in a written instrument that the Sole Member has so withdrawn.

Section 6.2 Dissolution.

(a) Events. The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:

(i) the vote of the Sole Member; and

(ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

Except as provided in this Agreement, the death, retirement, resignation, expulsion, incapacity, bankruptcy or dissolution of Sole Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.

(b) Actions Upon Dissolution. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Sole Member.

(c) Priority. Within 120 calendar days after the effective date of dissolution of the Company, whether by expiration of its full term or otherwise, the assets of the Company shall be distributed in the following manner and order:

(i) All debts and obligations of the Company, if any, shall be paid, discharged or provided for by adequate reserves; and

(ii) The balance shall be distributed to the Sole Member.

(d) Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated, and shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made and take such other actions as may be necessary to terminate the Company.

Section 6.3 Transfer by Member. Subject to Article VII, the Sole Member may transfer or assign all or part of its interest as a Unitholder in the Company to any Person that agrees in writing to assume the responsibility of a Member. If the Sole Member shall assign any Units in the Company, the Sole Member shall cease to be a Member of the Company with respect to such Units and shall no longer have any rights or privileges of a Member with respect to such Units. Any Member or Assignee who acquires in any manner whatsoever any Units, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement that any predecessor in such Units or other interest in the Company was subject to or by which such predecessor was bound. No Member shall cease to be a Member upon the collateral assignment of, or the pledging or granting of a security interest in, its entire interest in the Company.

Section 6.4 Admission or Substitution of New Members.

(a) Admission. The Sole Member shall have the right, subject to Section 6.3, to admit as a Substitute Member or an Additional Member, any Person who acquires an interest in the Company, or any part thereof, from the Sole Member or from the Company. Concurrently with the admission of a Substitute Member or an Additional Member, the Sole Member shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a transferee as a Substitute Member in place of the transferring Sole Member, or the admission of an Additional Member, all at the expense, including payment of any professional and filing fees incurred, of the Substitute Member or the Additional Member.

(b) Conditions. The admission of any Person as a Substitute or Additional Member shall be conditioned upon such Person’s written acceptance and adoption of all the terms and provisions of this Agreement, either by (i) execution and delivery of a counterpart signature page to this Agreement countersigned by the Sole Member on behalf of the Company or (ii) any other writing evidencing the intent of such Person to become a Substitute Member or Additional Member and such writing is accepted by the Sole Member on behalf of the Company.

Section 6.5 Compliance with Law. Notwithstanding any provision hereof to the contrary, no sale or other disposition of an interest in the Company may be made except in compliance with all federal, state and other applicable laws, including federal and state securities laws.

ARTICLE VII.

TRANSFER RESTRICTIONS

Section 7.1 Transfer Restrictions.

(a) Notwithstanding anything to the contrary contained herein, no Transfer of the Sole Member’s Interest may be made if, following the proposed Transfer, the Company would be required to register as an investment company under, or would be in violation of, the Investment Company Act or any rules or regulations promulgated thereunder, require the Sole Member or any Affiliate thereof to register as an investment adviser under the Investment Advisers Act of 1940, as amended, or cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(b) Notwithstanding anything contained herein to the contrary, no Transfer of any interest in the Company may be made if such transfer (a) would violate the then-applicable federal or state securities laws or rules and regulations of the Commission, state securities commissions or rules and regulations of any other government agencies with jurisdiction over such transfer or (b) would affect the Company’s existence or qualification under the Act. In the event a Transfer of an interest in the Company is otherwise permitted hereunder, notwithstanding any provision hereof, the Sole Member shall not transfer all or any portion of its interest in the Company unless and until the Sole Member, upon the request of the Company, delivers to the Company an opinion of counsel, addressed to the Company, reasonably satisfactory to the Company, to the effect that such interest has been registered under the Securities Act and any applicable state securities laws, or that the proposed transfer of such interest is exempt from any registration requirements imposed by such laws and that the proposed transfer does not violate any other applicable requirements of federal or state securities laws. Any purported transfer of any Membership Interest or any part thereof not in compliance with this Agreement shall be void and of no force or effect and the Sole Member shall be liable to the Company for all liabilities, obligations, damages, losses, costs and expenses (including reasonable attorneys’ fees and court costs) arising as a result of such noncomplying transfer.

Section 7.2 Restrictive Legends. Initially, membership units shall not be certificated. In the event that the Company shall determine to issue certificates representing membership units, the Company may stamp such certificates or other instruments with such legends as the Company and its counsel deem appropriate to reflect any restrictions on transfer pursuant to federal or state securities laws or otherwise.

ARTICLE VIII.

REPORTS TO MEMBERS; TAX MATTERS

Section 8.1 Books of Account. Appropriate books of account shall be kept by the Member in accordance with GAAP, at the principal place of business of the Company, and the Member shall have access to all books, records and accounts of the Company.

ARTICLE IX.

GENERAL

Section 9.1 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

Section 9.2 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors in interest.

Section 9.3 Amendments. This Agreement may only be amended or modified with the written consent of the Sole Member.

Section 9.4 Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and shall be given at:

Susser Holdings Corporation

4433 Baldwin Boulevard

Corpus Christi, Texas 78408

Facsimile: (361) 693-3725

Attention: Sam L. Susser

Each proper notice shall be effective upon any of the following: (i) personal delivery to the recipient, (ii) when telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service that same day or the next business day (charges prepaid)), (iii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) two business days after being deposited in the mails (first class or airmail postage prepaid).

Section 9.5 Counterparts. This Agreement may be executed in any number of counterparts (including by means of telecopied signature pages), all of which together shall constitute a single instrument.

Section 9.6 Entire Agreement. This Agreement amends, restates and supersedes in its entirety the Amended and Restated Limited Liability Company Agreement of the Company. This Agreement and the other documents and agreements referred to herein or entered into concurrently herewith embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein; provided that, such other agreements and documents shall not be deemed to be a part of, a modification of or an amendment to this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 9.7 Section Titles. Section titles and headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

SUSSER HOLDINGS CORPORATION

By:	/s/ E. V. Bonner, Jr.
E. V. Bonner, Jr.
Executive Vice President, Secretary and General Counsel